EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2020 THIRD QUARTER

AND NINE-MONTH RESULTS

IRVINE, CA, May 7, 2020 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2020 third quarter ended March 31, 2020. The Company also filed its Quarterly Report on Form 10-Q for the third quarter of fiscal year 2020 with the Securities and Exchange Commission today.

Quarter Ended March 31, 2020

Net sales for the three months ended March 31, 2020 increased $1.6 million, or 24%, to $8.5 million from $6.9 million for the three months ended March 31, 2019, due  primarily to the launch or our thoracic driver to one of our existing CMF driver customers.  This product launch represents the expansion of our adoptive torque-limiting software algorithm into a surgical driver other than the maxocranial market.

Gross profit for the three months ended March 31, 2020 increased $947,000, or 42%, to $3.2 million from $2.3 million for the same period in fiscal 2019.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended March 31, 2020 increased $140,000 or 10% compared to the same period in fiscal 2019.

Net income for the quarter ended March 31, 2020 was $1.2 million or $0.30 per diluted share, compared to $732,000, or $0.17 per diluted share, for the corresponding quarter in fiscal 2019.

Nine Months Ended March 31, 2020

Net sales for the nine months ended March 31, 2019 increased $3.5 million, or 18%, to $23.7 million from $20.2 million for the nine months ended March 31, 2019, due primarily to increased repair revenues generated from our largest customer.

Gross profit for the nine months ended March 31, 2020 increased $1.6 million or 22% compared to the same period in fiscal 2019.  The gross profit increase is directly related to our 18% increase in revenue and our ability to better absorb our fixed manufacturing costs.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the nine months ended March 31, 2020 increased 17% to $4.0 million from $3.4 million in the prior fiscal year’s corresponding period.

Net income for the nine months ended March 31, 2020 was $3.6 million or $0.88 per diluted share compared to $3.3 million, or $0.75 per diluted share.

CEO Comments

 “While we are pleased with our third quarter and year-to-date results, and the shipment of the thoracic driver, Pro-Dex’s priorities, in response to COVID-19, are the health and safety of our employees, our communities, customers and suppliers,” said the Company’s President and Chief Executive Officer Richard L. (“Rick”) Van Kirk.  “While we cannot predict the total impact caused by the pandemic, we remain committed to our strategy to continue to provide excellent service to our existing customers and leverage our adaptive torque-limiting and other proprietary capabilities to expand our product portfolio.”

R&D Projects

The amount spent on projects under development is summarized below (in thousands):

	Three and Nine Months ended March 31, 2020		Three and Nine Months ended March 31, 2019		Market Launch	Est Annual Revenue
Total Research & Development costs:	$620	$1,501	$603	$1,337

Products in development:
Arthroscopic Shaver(1)	—	11	160	221	06/21	$600
ENT Shaver	136	291	—	—	01/21	$2,000
Arthroscopic Attachment	—	—	1	17	(2)	$150
CMF Driver	60	106	—	3	06/20	$350
Sustaining & Other	424	1,093	442	1,096
Total	$620	$1,501	$603	$1,337

Customer CMF Driver (3)	$121	$303	$63	$289	06/20	$2,500

(1)

This project has been internally pushed back to focus on our new internal Pro-Dex branded ENT shaver.

(2)

Internal development of this project is now complete, but we are looking for the most attractive sales channel.

(3)

Costs incurred related to customer contracts are included in costs of sales and deferred costs and are not included in research and development costs.

As we previously discussed, in early fiscal 2019 we entered a development contract with a current significant customer to private-label our thoracic driver for their unique specifications. We shipped initial launch quantities of this product during the third quarter ended March 31, 2020.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors.  Pro-Dex also manufactures and sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance (including but not limited to uncertainties related to the COVID-19 pandemic), as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2020	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$4,378	$7,742
Investments	2,771	2,649
Accounts receivable, net of allowance for doubtful accounts of $6 and $0 at March 31, 2020 and at June 30, 2019, respectively	4,170	4,100
Deferred costs	391	430
Inventory	8,643	6,239
Prepaid expenses and other current assets	225	623
Total current assets	20,578	21,783
Equipment and leasehold improvements, net	2,732	2,726
Right of use asset, net	3,026	—
Intangibles, net	138	129
Deferred income taxes, net	53	260
Investments	1,659	582
Other assets	42	40
Total assets	$28,228	$25,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,912	$1,996
Accrued expenses	1,524	1,437
Deferred revenue	360	215
Note payable and capital lease obligations	642	622
Total current liabilities	4,438	4,270
Deferred rent	—	146
Lease liability, net of current portion	2,857	—
Income taxes payable	325	162
Notes and capital leases payable, net of current portion	3,449	3,934
Total non-current liabilities	6,631	4,242
Total liabilities	11,069	8,512
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,837,490 and 4,039,491 shares issued and outstanding at March 31, 2020 and June 30, 2019, respectively	12,970	15,815
Accumulated other comprehensive loss	(1,162)	(549)
Retained earnings	5,351	1,742
Total shareholders’ equity	17,159	17,008
Total liabilities and shareholders’ equity	$28,228	$25,520

PRO-DEX, INC.

CONDENSED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019

Net sales	$8,508	$6,854	$23,710	$20,168
Cost of sales	5,298	4,591	14,855	12,930
Gross profit	3,210	2,263	8,855	7,238

Operating (income) expenses:
Selling expenses	161	122	438	252
General and administrative expenses	725	641	2,052	1,838
Gain from disposal of equipment	—	—	—	(7)
Research and development costs	620	603	1,501	1,337
Total operating expenses	1,506	1,366	3,991	3,420

Operating income	1,704	897	4,864	3,818
Interest expense	(58)	(67)	(180)	(156)
Interest and other income	9	93	77	261
Gain on sale of investments	—	—	—	356

Income from operations before income taxes	1,655	923	4,761	4,279
Income tax expense	(442)	(191)	(1,194)	(1,019)
Net income	$1,213	$732	$3,567	$3,260

Other comprehensive income (loss), net of tax:
Unrealized income (loss) from marketable equity investments	(1,262)	33	(613)	(163)
Comprehensive income (loss)	$(49)	$765	$2,954	$3,097

Basic net income per share:
Net income	$0.31	$0.18	$0.90	$0.77
Diluted net income per share:
Net income	$0.30	$0.17	$0.88	$0.75

Weighted average common shares outstanding:
Basic	3,871	4,143	3,944	4,224
Diluted	3,999	4,257	4,071	4,338
Common shares outstanding	3,837	4,136	3,837	4,136

PRO-DEX, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,567	$3,260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	426	309
Amortization of loan fees	6	5
Gain from disposal of equipment	—	(7)
Share-based compensation	93	28
Non-cash lease expense	31	—
Gain on sale of investments	—	(356)
Deferred income taxes	207	1,026
Bad debt expense (recovery)	6	(14)
Changes in operating assets and liabilities:
Accounts receivable and other current receivables	(76)	(773)
Deferred costs	39	(235)
Inventory	(2,404)	(412)
Prepaid expenses and other assets	396	(410)
Accounts payable and accrued expenses	(301)	353
Deferred revenue	145	169
Income taxes payable	163	142
Net cash provided by operating activities	2,298	3,085

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	(1,827)	(2,562)
Purchases of equipment and leasehold improvements	(422)	(1,048)
Proceeds from sale of investments	—	1,905
Proceeds from dividend reclassification as return of principal	15	23
Proceeds from collection of notes receivable	—	1,154
Proceeds from sale of equipment	—	7
Increase in intangibles	(19)	(11)
Net cash used in investing activities	(2,253)	(532)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(2,977)	(2,675)
Proceeds from exercise of options and ESPP contributions	39	29
Payment of employee payroll taxes on net issuance of common stock	—	(101)
Proceeds from Minnesota Bank & Trust long-term debt, net of fees	—	4,940
Principal payments on notes payable and capital lease	(471)	(273)
Net cash provided by (used in) financing activities	(3,409)	1,920

Net increase (decrease) in cash and cash equivalents	(3,364)	4,473
Cash and cash equivalents, beginning of period	7,742	5,188
Cash and cash equivalents, end of period	$4,378	$9,661